Exhibit 99.1
                                  ------------


CONTACT:  Bari Seiden or Jennifer Teitler
          M Booth & Associates
          (212) 481-7000



                                                                   June 22, 2000
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                 EMERIL LAGASSE SIGNS CONTRACT WITH B&G(R) FOODS
                     TO MARKET HIS OWN LINE OF FOOD PRODUCTS


PARSIPPANY, NJ (June 20, 2000) - B&G(R) Foods, Inc. is "kicking it up a notch" in the food aisle by partnering with celebrity chef Emeril Lagasse to create Emeril's(R) Original, a signature line of seasonings, salad dressings, basting sauce marinades and pepper sauces. The new mouthwatering line, set to debut at The Fancy Food Show in New York on July 10, features products personally developed by Emeril.

         Founded in 1889, B&G is a multi-brand company manufacturing and marketing a variety of leading brands to all channels of the food industry. Most are #1 or #2 in their categories. Brands include Polaner(R) Fruit Spreads, B&M(R) Beans, Ac'cent(R) Flavor Enhancer, Maple Grove Farms(R) of Vermont Syrups and Dressings, Regina(R) Vinegars, Underwood(R) Meat Spreads and B&G pickles and condiments. Annual sales exceed $350 million.

         "Emeril  is  America's   favorite  chef  and  the  most  exciting  food
personality today" says Dave Wenner, CEO, B&G Foods, Inc. "We're thrilled at the opportunity to work with him."

         Emeril Lagasse consistently wins praise and top ratings for delivering a world-class dining experience at his six restaurants including well-known Emeril's, Nola, and Delmonico in New Orleans. Millions of food-loving Americans love hearing his signature lingo - "BAM(TM)" and "Kick it up a notch(TM)" - daily on his popular TV Food Network shows Emeril Live and Essence of Emeril. With a weekly appearance on Good Morning America and five cookbooks selling in excess of two million copies to his credit, Emeril is perhaps the most recognizable name in cooking today.



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                                    - more -



         "I'm very excited about the opportunity to share these specially-created recipes with at-home cooks across America," says Emeril. "B&G is a great company with some of the finest brands in the food industry. I'm proud to be partnering with such food experts."

         Emeril's(R) Original seasonings, salad dressings, basting sauce marinades and pepper sauces will be available at specialty, gourmet, grocery, mass merchants and warehouse club outlets throughout the U.S., Canada and Puerto Rico beginning September 2000.

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